EXHIBIT 5

Warner Norcross & Judd LLP
ATTORNEYS AT LAW
900 FIFTH THIRD CENTER
111 LYON STREET, N.W.
GRAND RAPIDS, MICHIGAN 49503-2487
TELEPHONE 616.752.2000
FAX 616.752.2500

Dated:  May 18, 2005

Chemical Financial Corporation
333 East Main Street
Midland, Michigan 48640

Re:	Registration Statement on Form S-8 401(K) Savings Plan (150,000 Additional Shares of Common Stock)

Ladies and Gentlemen:

          We have acted as counsel to Chemical Financial Corporation (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 150,000 additional shares of the Company's common stock, $1 par value per share (the "Common Stock"), in connection with the Chemical Financial Corporation 401(K) Savings Plan (the "Plan").

          The Registration Statement covers the issuance and sale of such shares from time to time pursuant to the Plan. In addition, a registration statement on Form S-8, File Number 33-40792, covering the issuance and sale of 50,000 shares pursuant to the Plan was filed with the Commission under the Act on May 22, 1991.

          As counsel for the Company, we are familiar with its Restated Articles of Incorporation and Bylaws and have reviewed the various proceedings taken by the Company to authorize the issuance of the Common Stock to be sold pursuant to the Registration Statement. We have also reviewed and assisted in preparing the Registration Statement. In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

          Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, any and all shares of Common Stock that are the subject of the Registration Statement will, when issued in accordance with the Plan, be validly issued, fully paid and nonassessable.

          These opinions are limited to the matters specifically referred to in the letter and are effective as of the date of this opinion. No expansion of our opinions may be made by implication or otherwise. This opinion is for use in connection with the Registration Statement and may not be relied on in connection with other matters.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, WARNER NORCROSS & JUDD LLP

By	/s/ Jeffrey A. Ott
Jeffrey A. Ott A Partner